Putnam Arizona Tax Exempt Income Fund, November 30, 2010, semi annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A	1,281
Class B	29
Class C	33

72DD2

Class M	23
Class Y	31

73A1

Class A	0.189220
Class B	0.159832
Class C	0.153157

73A2

Class M	0.176440
Class Y	0.199113


74U1

Class A	6,574
Class B	146
Class C	260

74U2

Class M	130
Class Y	175

74V1

Class A	8.95
Class B	8.94
Class C	8.96

74V2

Class M	8.97
Class Y	8.95

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.